February 29, 2000


Board of Directors
TCW Galileo Funds, Inc.
865 South Figueroa Street
Suite 1800
Los Angeles, California 90017

     Re:  TCW Galileo Funds, Inc. File Nos. 33-52272 and 811-7170

Gentlemen:

     As counsel to the TCW Galileo Funds, Inc. (the "Funds"), we are familiar with the Funds' registration statement under the Investment Company Act of 1940, as amended, and relating to its shares under the Securities Act of 1933 (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     On the basis of the foregoing, we are of the opinion that the shares of common stock of the Funds being registered under the Securities Act of 1933 in Post-Effective Amendment No. 25 to the Registration Statement, when issued in the manner described in this Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with and as part of the Registration Statement.

                                            Very truly yours,